Exhibit 99.1

Silverstar Holdings Reports Preliminary First Quarter Fiscal 2009 Results

BOCA RATON, Fla., Nov. 6, 2008. -- Silverstar Holdings, Ltd. (NasdaqCM:SSTR - News), a leading international publisher and developer of interactive entertainment software, reported preliminary results for its first quarter ended September 30, 2008.

The company expects revenues for the quarter to range between $8.5 million and $8.9 million, an increase of 118% to 128% from $3.9 million reported in the same quarter a year ago.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash compensation expenses) for the first quarter 2009 is estimated to range between $1.4 million and $1.75 million. This represents a substantial improvement from a negative adjusted EBITDA of $1.2 million in the same quarter a year ago.

The foregoing results are preliminary and are subject to change based upon the normal quarter-end review process. The final results will be reflected in the company's quarterly report on Form 10-Q for the first quarter of 2009.

Management will hold a conference call on Thursday, November 13, 2008 to discuss the first quarter 2009 financial results. The company's president and CEO, Clive Kabatznik will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, ask for the Silverstar Holdings conference call and provide the conference ID:

Date: Thursday, November 13, 2008
Time: 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time)
Domestic callers: 1-800-862-9098
International callers: 1-785-424-1051
Conference ID#: 7SILVERSTAR
Internet simulcast and replay:
http://viavid.net/dce.aspx?sid=0000584E

If you have any difficulty connecting with the conference call or webcast, please contact the Liolios Group at 1-949-574-3860.

A replay of the call will be available later that evening and will be accessible until December 13, 2008.

Toll-free replay number: 1-800-283-8183
International replay number: 1-402-220-0867
(No passcode required)

About Silverstar Holdings

Silverstar Holdings Ltd. is an international publisher and developer of interactive entertainment software. It currently owns Empire Interactive, PLC and Strategy First, Inc. Empire Interactive (http://www.empireinteractive.com) is a leading developer and publisher of interactive entertainment software games, including Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut. Empire's products are delivered on both console and PC platforms. Strategy First (http://www.strategyfirst.com) is a developer and worldwide publisher of entertainment software for the PC. For more information about Silverstar Holdings visit http://www.silverstarholdings.com

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company's filings with the Securities and Exchange Commission.

Contact:

Silverstar Holdings Ltd.
Clive Kabatznik, President and CEO
561-479-0040
clive@silverstarholdings.com

Liolios Group, Inc.
Investor Relations:
Matt Glover
Ron Both
949-574-3860
info@liolios.com